Tessera Confidential

Exhibit 10.17

TESSERA, INC.

TCC® Patent License Agreement

This Agreement is entered into as of the date of the last signature appearing below (“Execution Date”), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose, CA, 95134, USA and the Tessera Affiliates (“Tessera”) and Seiko Epson Corporation a corporation organized under the laws of Japan, having a principal place of business at 3-5, Owa 3-chome, Suwa-shi, Nagano-ken, 392-8502, Japan and the Licensee Affiliates (“Licensee”) with reference to the following facts:

Recitals

WHEREAS, Tessera owns certain patented semiconductor integrated circuit (“IC”) packaging technology it calls TCC technology, where said technology includes package structures, manufacturing processes, and certain other proprietary information and technology required to manufacture TCC Licensed Products, and

WHEREAS, Licensee wishes to use the Tessera patented technology to assemble said TCC Licensed Products and to sell same in accordance with the terms hereof.

The Parties Hereto Agree:

I.    Definitions.    As used herein, the following terms shall have the following meaning:

A.    The term “TCC Licensed Product” means a type of IC package that:

(1)    [*]

(2)    [*]

B.    The term “Batch Technology” as used herein means any method, process, technique or Patent owned or acquired by Tessera during the term hereof covering any structures or processing methods for simultaneously forming, producing and/or connecting a plurality of electrical connections between contacts on an IC device and external terminals of the IC package. Notwithstanding, the parties expressly agree that any TCC Licensed Product made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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methods and/or tape automated bonding (“TAB”) gang bonding methods, is not a product made using Batch Technology.

C.    The term “Patent” means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

D.    The term “Tessera Patent” means Patent(s) or claims within such Patent(s) for the design, manufacture, and/or assembly of TCC Licensed Products (excluding Batch Technology as defined herein) owned by Tessera prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any third party patent for the design, manufacture, and/or assembly of TCC Licensed Products (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Execution Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof. As of the Execution Date of this Agreement, Tessera Patents, as defined above, consist of those Patents set forth in Attachment A. Tessera has sole discretion in the prosecution of the Tessera patent applications prospectively licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

E.    The term “Billable Pin” means any electrical connection to an IC bond pad made or contained in any TCC Licensed Product licensed hereunder.

F.    The term “Licensee Improvements” means derivatives, improvements, modifications, or enhanced specifications relating to a TCC Licensed Product, or related materials, that may infringe a Tessera Patent or may be made or incorporated in a TCC Licensed Product by or for Licensee.

G.    The term “Standards” means those minimum standards as set forth in Attachment C pursuant to which Licensee may sell any TCC Licensed Product under a Mark (as defined in Paragraph VIII.).

H.    The term “Licensee Affiliate” means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Licensee. A company shall be considered a Licensee Affiliate only so long as such majority ownership or control exists. Licensee shall be ultimately responsible for the actions of the Licensee Affiliates pursuant to this Agreement.

I.    The term “Tessera Affiliate” means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement.

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K.    The term “Licensed Package Assembler” means a party licensed by Tessera to assemble, use and sell TCC Licensed Products for others. Tessera agrees to periodically provide Licensee a list of such parties.

II.    Licensee Rights

A.    License Grant.    Subject to the terms and conditions hereinafter set forth, Licensee’s agreement to the provisions hereof including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, non-sublicensable, limited license to the Tessera Patents to make TCC Licensed Products and use or sell such TCC Licensed Products or to make TCC Licensed Products for others in a subcontract package assembly capacity. In addition, Licensee is granted the right to have TCC Licensed Products made for Licensee by any Licensed Package Assembler. Licensee may, at its option, exercise this “have made” right with such Licensed Package Assembler and pay royalties due hereunder for the assembly of TCC Licensed Products by such Licensed Package Assembler directly to Tessera instead of having such Licensed Package Assembler pay the royalties to Tessera. When Licensee exercises this right to pay royalties directly to Tessera, it shall provide written notice to such Licensed Package Assembler and to Tessera.

B.    Batch Technology Excluded.    Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee’s rights herein expressly exclude any right to package and/or assemble, or sell any product made using Batch Technology. Tessera will offer Licensee a Batch Technology License on commercially reasonable terms if Licensee requests such an offer.

C.    No Implied License.    Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee or its Affiliates, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents (as defined above).

III.    Fee and Royalty

A.    License Fee.    As consideration for the licenses and privileges of Paragraph II.A and for the credit granted in Paragraph III.D hereof, Licensee shall pay to Tessera the sum of [*] ($[*]) within thirty (30) days of the Execution Date of the Agreement.

B.    Royalty.    In addition to the License Fee, Licensee shall pay running royalties for the license granted in Paragraph II.A. four times annually (as set forth in Paragraph V) to Tessera during the term of this Agreement (“Earned Royalties”). Licensee shall pay a starting royalty of [*] (US$[*]) per Billable Pin for TCC Licensed Products made by Licensee hereunder, whether sold, transferred or used internally. After Licensee has paid to Tessera [*] (US$[*]) in royalties, the Licensee shall begin paying a mid-range royalty of [*] (US$[*]) per Billable Pin for TCC Licensed Products made by Licensee hereunder, whether sold, transferred or used internally. After Licensee has paid to Tessera [*] (US$[*]) in cumulative royalties, Licensee shall begin paying a base royalty of [*] (US$[*]) per Billable Pin for TCC Licensed Products made by Licensee hereunder, whether sold, transferred or used internally for

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the remainder of this Agreement; provided that the maximum number of payable Billable Pins per TCC Licensed Product shall be capped at [*] Billable Pins.

C.    Royalty Buy-Down Payment.    Licensee has elected to pay Tessera [*] (US$[*]) within thirty (30) days of the Execution Date of the Agreement as a Royalty Buy-Down Payment. Upon payment, this Royalty Buy-Down Payment will immediately reduce the running royalty rate to the base royalty level of [*] (US$[*]) per Billable Pin (as set forth in Paragraph III.B, above) for all royalty calculations and payments mandated by this Agreement, including payments for Previously Manufactured TCC Licensed Products set forth in Paragraph V.B and reported in Attachment D

D.     [*]

IV.    Taxes

Any taxes imposed by the Government of Japan based upon payments from Licensee to Tessera under this Agreement shall be paid in accordance with the United States - Japan Treaty for the Avoidance of Double Taxation. In the event that Licensee is required to withhold the taxes from the payments by Licensee to Tessera hereunder, Licensee shall deduct and pay such taxes to the tax authorities in Japan. Licensee shall promptly furnish Tessera with the corresponding tax receipts and/or certificates evidencing payments thereof.

V.    Licensee Reports and Payment

A.    Quarterly Royalty Reports & Payment.    Beginning January 1, 2003, royalties shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty payment, Licensee shall deliver a written report (as shown in Attachment B) describing (i) the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period and (ii) the purchases by Licensee of TCC Licensed Products from other Tessera licensees. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: BOFCUS33MPK, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of such reports from Licensee to Tessera under this Paragraph shall be made within thirty (30) days from the end of each quarter annual payment period and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account.

B.    Previously Manufactured TCC Licensed Products.    On the Execution Date of this Agreement, Licensee shall deliver a written report (as shown in Attachment D) to Tessera describing the manufacture and purchase by Licensee of TCC Licensed Products prior to the Execution Date, and a retroactive payment for such parts under the royalty terms set forth herein, if any is due after Paragraphs III.C and III.D are taken into account. Upon receipt of such report and payment, Tessera agrees not to make any claims against either (i) Licensee for its manufacture, use, sale, or offer for sale of TCC Licensed Products prior to the Execution Date, (ii) any other party for its manufacture

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or sale of TCC Licensed Products prior to the Execution Date for Licensee’s use, sale, or offer for sale, or (iii) any Licensee customer for its use, sale, offer for sale or incorporation into products of TCC Licensed Products purchased from Licensee prior to the Execution Date.

VI.    Discuss & Confer

[*]

VII.    Improvements

A.    Licensee Improvement Grantback.    Licensee hereby grants to Tessera a world-wide, fully-paid, non-exclusive, non-sublicensable, non-transferable, perpetual, right to use Licensee Improvements and Licensee’s Patents covering any inventions contained in such Licensee Improvements to manufacture, have manufactured for Tessera by any Licensed Package Assembler, use or sell TCC Licensed Products.

B.    Cross Licensing With Other Tessera Licensees.    Licensee agrees to grant to the other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sublicensable license under Licensee’s Patents covering any inventions contained in such Licensee Improvements that are discoverable from an examination of the TCC Licensed Products made by Licensee unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees’ patents relating to any improvements developed by such other licensee on similar commercially reasonable terms.

VIII.    Trademarks & License Notice

A.    Trademark Ownership.    Licensee acknowledges Tessera’s ownership of the following trademarks: TESSERA BLOCK LOGO, TCC, COMPLIANT CHIP, µBGA, Micro BGA and µBGA-F (hereinafter “Marks”). Licensee agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement to make and sell TCC Licensed Products according to the Standards.

B.    Trademark License Grant.    Subject to the IC packages manufactured pursuant to this Agreement meeting all of the Standards (as defined in Paragraph I.K and listed in Attachment C), Licensee’s agreement and compliance with the other provisions of this Agreement including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable limited license

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to use the Marks to identify and distinguish Licensee’s royalty bearing TCC Licensed Products that are sold by Licensee under this Agreement, subject to the proper use of such Marks (as set forth in this Paragraph below) and the acknowledgement of ownership of such Marks in documentation, articles and promotional material; to wit, each such use shall contain the following text: “                     (List of the Marks used in the item) are trademarks of Tessera, Inc.” or a suitable variant thereof to account for a singular use of one or more of the Marks.

C.    Trademark Form of Use.    If Licensee chooses to use the Marks, Licensee shall use its best efforts to use the Marks as modifiers in conjunction with generic nouns, e.g. the µBGA® package. Further, all of the Marks, except “µBGA-F”, are federally registered by the U.S. Trademark Office. As such, Licensee shall use the “®” symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the “®” symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. The term “µBGA-F” is a common law trademark of Tessera. As such, Licensee shall use the “™” symbol adjacent this Mark in all titles and headings and other prominent uses of the “µBGA-F” mark and shall also use its best efforts to use the “™” symbol on at least the first and most obvious use of each such mark within the text of any printed material.

D.    License Notice.    Licensee use good faith, reasonable efforts to include the following written notice on promotional material available on the worldwide web and on applicable data sheets (but not on invoices, part shipments or the like) referring to royalty bearing TCC Licensed Products: “These products are made under a license from Tessera, Inc.”.

IX.    [Reserved]

X.    Term and Termination

A.    Term.    [*]

B.    Termination for Breach.    Either party may terminate this Agreement due to the other party’s breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party’s satisfaction) within sixty (60) days of notice thereof.

C.    Termination for Assignment.    In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party (“Selling Party”) or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party (“Purchasing Party”), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this

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Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

D.    Termination for Bankruptcy.    In the event that one party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

E.    Termination for Convenience.    At any time after the second anniversary of this License, Licensee may terminate this Agreement for convenience by delivery of ninety (90) days advance written notice to Tessera.

F.    Any termination of this Agreement pursuant to this Paragraph X shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of unaccrued royalties to Tessera and any rights of Licensee to use any Tessera Patent licensed hereunder).

G.    Survival Clause.    Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1.    Licensee’s obligation to make payments and to submit written reports to Tessera accrued under this Agreement on or prior to expiration or termination.

2.    Licensee’s obligation to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit, for a period of two (2) years after such termination or expiration.

3.    Paragraph VII.A, Licensee Improvement Grantback, but limited to those inventions conceived of prior to any termination or expiration of this Agreement.

4.    Paragraph X, Term and Termination.

5.    Paragraph XII, No Warranties

6.    Paragraph XIII, Limitation on Damages

7.    Paragraph XIV, Confidentiality of Agreement Terms

8.    Paragraph XV, Indemnity

9.    Paragraph XVI, Miscellaneous

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XI.    Reasonable Audit

A.    Financial Audit.    Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, relevant records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Licensee proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor’s report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses. If a financial audit for a given time period is concluded pursuant to this paragraph, Tessera may not audit Licensee for the same time period, provided that all material information was considered during such audit.

B.    Compliance Audit.    During the term of this Agreement, if Tessera has a good faith belief that Licensee is not paying royalties on certain devices for which a royalty is due hereunder, Tessera may make a written request to Licensee for information sufficient to make a determination whether such devices are covered hereunder, for example samples, material characteristics and vendors, related drawings, etc. Licensee agrees to comply with such inquiries.

C.    Standards Audit.    Prior to the first shipment of TCC Licensed Products to a third party by Licensee upon which Licensee intends to bear the Marks under the license set forth in Paragraph VIII.B. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured TCC Licensed Products have passed Tessera’s testing requirements, Licensee may use the Marks as set forth in Paragraph VIII. To ensure the on-going, future minimum quality and reliability of the TCC Licensed Products sold by Licensee under any of the Marks pursuant to this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera’s intention to perform such Standards testing. Upon Licensee’s receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of TCC Licensed Products for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

XII.    No Warranty

Licensee acknowledges and agrees that the rights and licenses, Tessera Patents, Technical Information and specifications granted or otherwise provided hereunder are provided to Licensee “AS IS”, with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera

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makes no warranty that the Tessera Patents, Technical Information, specifications or Standards will be sufficient to yield any particular result.

XIII.    Limitation on Damages

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

XIV.    Confidentiality of Agreement Terms

A.    Confidential Terms.    Tessera and Licensee shall keep the terms of this Agreement (including all Attachments hereto) confidential except:

(1)    to any court or governmental body or agency compelling such disclosure; however, any disclosure shall be limited to that compelled by the governmental body or agency and the disclosing party will take all reasonable actions to obtain a protective order protecting the disclosure; or

(2)    as may otherwise be required by law; or

(3)    either party may disclose to third parties the existence of this Agreement to the extent described in the Recitals section hereof.

B.    Order to Disclose.    A party receiving a request, subpoena or order for the disclosure of the terms or conditions of this Agreement shall notify the other party as soon as practicable and if, at all possible, in sufficient time to allow the other party to oppose disclose or seek appropriate protective orders. The party receiving such request, subpoena or order shall cooperate to the extent reasonably possible with the other party in any effort to oppose disclosure or seek protective orders.

C.    Breach of Confidentiality.    If Licensee learns of a breach of this Paragraph XIV, Licensee shall immediately send a written notification to Tessera describing the circumstances of such breach.

D.    Employee Agreements.    Licensee will disclose the terms of this Agreement solely to its employees who (1) have a need to know such information, and (2) have signed confidentiality agreements that cover such information and that contain terms at least as restrictive as those contained herein.

E.    Prior Confidentiality Terms.    This Paragraph XIV applies only to the matters described herein and does not supersede any prior written agreements between the parties.

XV.    Indemnity

A.    Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or related to Licensee’s use of Tessera Patents. Notwithstanding, Licensee

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shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

B.    Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or related to Tessera’s use of Licensee Improvements. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.

XVI.    Miscellaneous

The following additional terms shall apply to this Agreement:

A.    Governing Law.    This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use reasonable efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any dispute resolution proceeding shall take place in the United States, but if either party files a claim in a state or federal court, such claim shall be filed in the state or federal courts in California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California. Nothing herein shall alter or affect any other rights either party may have to redress any breach or act of the other party. Notwithstanding any provision herein, after the sixty (60) day cure period set forth in Section X.B and notice of termination of this Agreement by one of the parties, either party may bring an action in the U.S. International Trade Commission.

B.    No Waiver.    Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

C.    Equitable Relief.    Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

D.    Notices.    All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

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Tessera:	Tessera, Inc.

3099 Orchard Dr.

San Jose, California 95134

Facsimile No.: 408-894-0768

Attn.:    Chief Executive Officer

Licensee:	Seiko Epson Corporation

3-5, Owa 3-chome, Suwa-shi

Nagano-ken, 392-8502, Japan

Facsimile No.: 81-266-58-3243

Attn.:    General Manager, Licensing

Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

E.    Invalidity.    If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their reasonable efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

F.    Assignment.    With the exception of Section X.C (Termination for Assignment), neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

G.    Export Regulations.    Both parties shall comply with the laws and regulations of the government of the United States and of any other country as relevant to each party hereto relating to the export of commodities and technical data.

H.    Section Headings.    The headings and captions used herein shall not be used to interpret or construe this Agreement.

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I.    Entire Understanding.    This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC. By: Print Name: Title: Date:	SEIKO EPSON CORPORATION By: Print Name: Title: Date:

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Attachment A

List of Patents/Patent Applications (as of January 9, 2003)

U. S. PATENTS

	PATENT NO.	TITLE
[*].

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[*]

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[*].

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[*]

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[*]

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[*]

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[*]

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FOREIGN PATENTS

PATENT NO.	TITLE

[*]

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U.S. PATENT APPLICATIONS

SERIAL NO.	TITLE

[*]

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[*]

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[*]

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FOREIGN PATENT APPLICATIONS

SERIAL NO.	TITLE
[*]

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Attachment B

Reporting Period: From                              through

ROYALTY REPORT UNDER TESSERA TCC LICENSE AGREEMENT

PARTY ASSEMBLING TCC LICENSED PRODUCT (Licensee or Subcontractor)	PART NUMBER	DESCRIPTION OF PART TYPE	NUMBER OF TCC LICENSED PRODUCTS	NUMBER OF BILLABLE PINS	ROYALTY RATE	ROYALTY (US$)

TOTAL ROYALTY REMITTED:             US$

PURCHASES OF TCC LICENSED PRODUCTS FROM OTHERS

SUPPLIER OF TCC LICENSED PRODUCT	TYPE OF TCC LICENSED PRODUCT	TYPE OF IC DEVICE	NUMBER OF TCC LICENSED PRODUCTS	NUMBER OF BILLABLE PINS PER TCC LICENSED PRODUCT

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Attachment C

Minimum IC Package Requirements

for Use of the Tessera Marks

TEST NO.	TEST ITEM	TEST CONDITION	REFERENCE STANDARDS	DEMONSTRATED RELIABILITY (UNITS FAILED/ TOTAL UNITS)
1	Moisture/Pre-conditioning Test	Moisture Soak: 30°/60% RH, 192 Hours Reflow 3 times: Convection, >10 seconds at 210-220°C, Flux clean in aqueous solution	JEDEC JESD22-A113 LEVEL 3	Sample = 45 pcs. LTPD = 5% (0/45)

2*	Pressure Cooker Test	Ta = 121°C, 100 RH, 2 atm., No Bias	JEDEC JESD22-A102B	168 hours[2,3] (0/45)

3*	High Temp. Storage Test	Ta = 150°C, No Bias	JEDEC JESD22-A103A	1000 hours[2] (0/45)

4*	On FR-4 Board Temperature Cycling Test	Ta = -40°C (15 minutes) to 125°C (15 minutes), Gas Phase	Tessera Thermal Cycle Test	750 cycles[2] (0/45)

NOTES:

*	Needs Preconditioning (Test No. 1)
[1]	Electrical opens test (at 100° C) and visual inspection
[2]	Discoloration of solder mask due to temperature exposure allowed
[3]	Leakage due to tin migration on polyimide allowed

RH = Relative Humidity

LTPD = Lot Tolerance Percent Defective

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Attachment D

Reporting Period: From 1st day of Apil, 1998 through December 31, 2002

TCC LICENSED PRODUCTS MANUFACTURED BY OR FOR LICENSEE

DATE(S) OF MANUFACTURE	SUBSTRATE TYPE	PARTY ASSEMBLING TCC LICENSED PRODUCT (Licensee or Subcontractor)	NUMBER OF TCC LICENSED PRODUCTS	NUMBER OF BILLABLE PINS	ROYALTY RATE	ROYALTY (US$)
April 1, 1998 – March 31, 1999	PI	[*]	[*]	[*]	$[*]	$[*]
April 1, 1999 – March 31, 2000	PI	[*]	[*]	[*]	$[*]	$[*]
April 1, 2000 – March 31, 2001	PI	[*]	[*]	[*]	$[*]	$[*]
April 1, 2001 – March 31, 2002	BT	[*]	[*]	[*]	$[*]	$[*]
	PI	[*]	[*]	[*]	$[*]	$[*]
April 1, 2002 – December 31, 2002	BT	[*]	[*]	[*]	$[*]	$[*]
	PI	[*]	[*]	[*]	$[*]	$[*]
	EPOXY	[*]	[*]	[*]	$[*]	$[*]
TOTAL						$[*]

1/17/2003